Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year Ended 2016 Financial Results
Fourth Quarter Total Revenue Grew 43.5% and Same-Shack Sales Increased 1.6%
Fiscal 2016 Total Revenue Grew 40.9% and Same-Shack Sales Increased 4.2%

NEW YORK, NY (Business Wire) — March 1, 2017 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 28, 2016, periods that included 13 and 52 weeks, respectively.
Financial Highlights for the Fourth Quarter 2016:

▪	Total revenue increased 43.5% to $73.3 million.

▪	Shack sales increased 43.8% to $70.9 million.

▪	Same-Shack sales increased 1.6%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 29.9% to $18.0 million, or 25.4% of Shack sales.

▪	Net income was $3.9 million, or $0.15 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 31.6% to $11.4 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 11.6% to $3.3 million, or $0.09 per fully exchanged and diluted share.

▪	Nine net system-wide Shack openings, including six domestic company-operated Shacks and three net licensed Shacks.
Financial Highlights for the Fiscal Year 2016:

▪	Total revenue increased 40.9% to $268.5 million.

▪	Shack sales increased 41.6% to $259.4 million.

▪	Same-Shack sales increased 4.2%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 38.6% to $73.3 million, or 28.3% of Shack sales.

▪	Net income was $12.4 million, or $0.53 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 35.7% to $50.2 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 39.2% to $16.8 million, or $0.46 per fully exchanged and diluted share.

▪	30 net system-wide Shack openings, including 20 domestic company-operated Shacks and 10 net licensed Shacks, representing a 35.7% increase in system-wide Shack count (net of closures).
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “I am proud of what our team has achieved in our second full year as a public company. I’m especially pleased given the challenging industry backdrop in retail and restaurants. And, we achieved all of this while furthering our commitment to growing in premier locations, and building an even better team member and guest experience that fosters the long term strength of the Shake Shack brand for years to come. Looking ahead, 2017 is shaping up to be an exciting year of growth with a strong pipeline of new domestic openings, as well as the evolution of the Shack App, which is just one part of our long term strategy to meet our guests, whenever, and wherever they are."

Development Highlights
During the quarter, the Company opened six domestic company-operated Shacks, which included its first Shack in Houston at The Galleria, a Shack in New York's Penn Station, and a new free-standing model Shack in Delaware across from the Christiana Fashion Center, as well as additional Shacks in the California, Georgia, and DC markets. Additionally, the Company opened four international licensed Shacks during the quarter, including its second Shack in Korea in the Cheongdam neighborhood, as well as additional Shacks in the United Kingdom and Middle East markets, and a domestic licensed Shack at the Wells Fargo Center in Philadelphia.

Location	Type	Opening Date
Muscat, Oman — City Centre Muscat	International Licensed	February 6
Scottsdale, AZ — Fashion Square	Domestic Company-Operated	February 26
Phoenix, AZ — Uptown Plaza	Domestic Company-Operated	March 9
West Hollywood, CA — West Hollywood	Domestic Company-Operated	March 15
Las Vegas, NV — T-Mobile Arena	Domestic Licensed	April 6
Tokyo, Japan — Ebisu Atre West	International Licensed	April 15
Manama, Bahrain — City Centre Bahrain	International Licensed	April 30
Arlington, VA — Fashion Centre at Pentagon City	Domestic Company-Operated	May 4
New York, NY — Herald Square	Domestic Company-Operated	May 18
Forest Hills, NY — Forest Hills	Domestic Company-Operated	May 26
Bloomington, MN — Mall of America	Domestic Company-Operated	June 9
Abu Dhabi, UAE — Marina Mall	International Licensed	July 9
New York, NY — Fulton Transit Center	Domestic Company-Operated	July 15
Seoul, Korea — Gangnam Avenue	International Licensed	July 22
Yonkers, NY — Cross County Shopping Center	Domestic Company-Operated	July 22
Boston, MA — Boston Seaport	Domestic Company-Operated	August 16
King of Prussia, PA — King of Prussia #2	Domestic Company-Operated	September 1
Dallas, TX — The Crescent	Domestic Company-Operated	September 1
Riyadh, KSA — Al Faisaliah Mall	International Licensed	September 3
Scottsdale, AZ — Kierland Commons	Domestic Company-Operated	September 15
Tokyo, Japan — Tokyo International Forum	International Licensed	September 22
Glendale, CA — The Americana	Domestic Company-Operated	September 23
Los Angeles, CA — Hollywood	Domestic Company-Operated	October 12
Philadelphia, PA — Wells Fargo Center	Domestic Licensed	October 20
Atlanta, GA — Perimeter Mall	Domestic Company-Operated	October 24
Farwaniya, Kuwait — Kuwait Airport	International Licensed	October 31
Houston, TX — Houston Galleria	Domestic Company-Operated	November 4
New York, NY — Penn Station	Domestic Company-Operated	December 3
London, United Kingdom — Leicester Square	International Licensed	December 8
National Harbor, MD — MGM National Harbor	Domestic Company-Operated	December 8
Doha, Qatar — Mall of Qatar	International Licensed	December 10
New Castle, DE — Christiana	Domestic Company-Operated	December 14
Seoul, Korea — Cheongdam	International Licensed	December 17
Subsequent to the end of the quarter, the Company opened its first Shack in Detroit, Michigan, a third Shack in Connecticut and a fourth Shack in the California market in Century City. The Company also opened two licensed Shacks in London at Canary Wharf and Victoria Nova, as well as five additional Shacks in the Middle East.

Fourth Quarter 2016 Review
Total revenue, which includes Shack sales and licensing revenue, increased 43.5% to $73.3 million in the fourth quarter of 2016, from $51.1 million for the fourth quarter of 2015. Shack sales for the fourth quarter of 2016 were $70.9 million, an increase of 43.8% from $49.3 million in the same quarter last year due primarily to the opening of 20 new domestic company-operated Shacks. Licensing revenue for the fourth quarter was $2.4 million, an increase of 34.6% from $1.7 million in the same quarter last year, primarily due to the opening of 10 net new licensed Shacks, offset by lower licensing revenue from Shacks in the Middle East as a result of the macroeconomic conditions in the region.
Same-Shack sales increased 1.6% for the fourth quarter of 2016 versus 11.0% growth in the fourth quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the fourth quarter of 2016, the comparable Shack base included 30 Shacks versus 21 Shacks for the fourth quarter of 2015.
Average weekly sales for domestic company-operated Shacks was $90,000 for the fourth quarter of 2016 compared to $89,000 for the same quarter last year, a 1.1% increase, primarily due to increased menu prices and favorable shifts in sales mix from menu innovation.
Shack-level operating profit, a non-GAAP measure, increased 29.9% to $18.0 million for the fourth quarter of 2016 from $13.9 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 280 basis points to 25.4% primarily due to increased labor and related expenses resulting from the company-wide increase to the starting hourly wage that was implemented at the beginning of the fiscal year, increased medical claims and staffing investment to support future Shack growth, as well as higher repair and maintenance and utilities costs. These increases were partially offset by lower commodity costs, primarily beef. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $8.3 million for the fourth quarter of 2016 from $7.7 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 11.3% for the fourth quarter of 2016 from 15.0% in the fourth quarter last year, primarily due to $0.8 million of expense recognized during the prior year quarter related to a legal settlement and increased levels of Shack sales.
Net income was $3.9 million, or $0.15 per diluted share, for the fourth quarter of 2016, compared to $1.2 million, or $0.07 per diluted share, for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 31.6% to $11.4 million. As a percent of total revenue, adjusted EBITDA margins decreased approximately 140 basis points to 15.6% compared to 17.0% for the year ago period. A reconciliation of net income to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, was $3.3 million, or $0.09 per fully exchanged and diluted share during the fourth quarter of 2016, compared to $2.9 million, or $0.08 per diluted share during the fourth quarter of 2015. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Fiscal Year 2016 Review
Total revenue increased 40.9% to $268.5 million for fiscal 2016, from $190.6 million for fiscal 2015. The growth in Shack sales was primarily driven by the opening of 20 new domestic company-operated Shacks, as well as same-Shack sales growth.
Shack sales for fiscal 2016 were $259.4 million, an increase of 41.6% from fiscal 2015. Same-Shack sales increased 4.2% during fiscal year 2016 versus 13.3% growth in the prior year. For fiscal 2016, the comparable Shack base included 30 Shacks, compared to 21 Shacks for fiscal 2015.

Shack-level operating profit, a non-GAAP measure, increased 38.6% to $73.3 million for fiscal 2016 from $52.9 million for fiscal 2015. As a percentage of Shack sales, Shack-level operating profit margins decreased approximately 60 basis points to 28.3% primarily due to increased labor and related expenses resulting from the company-wide increase to the starting hourly wage that was implemented at the beginning of the fiscal year and staffing investment to support future Shack growth, as well as higher repair and maintenance and utilities costs. These increases were partially offset by lower commodity costs, primarily beef. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses decreased to $30.6 million for fiscal 2016 from $37.8 million for fiscal 2015. As a percentage of total revenue, general and administrative expenses decreased to 11.4% for fiscal 2016 from 19.8% in fiscal 2015, primarily due to non-recurring expenses incurred in the prior year, including $12.8 million of non-recurring compensation expenses, $0.6 million of IPO-related expenses and $0.8 million of expense related to a legal settlement.
Net income was $12.4 million, or $0.53 per diluted share, for fiscal 2016, compared to net loss of $8.8 million, or $0.65 per diluted share, for the same period a year ago.
Adjusted EBITDA, a non-GAAP measure, increased 35.7% to $50.2 million from $37.0 million for the fiscal year. As a percent of total revenue, adjusted EBITDA decreased roughly 70 basis points to 18.7% compared to 19.4% for the year ago period. A reconciliation of net income to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $16.8 million, or $0.46 per fully exchanged and diluted share for fiscal 2016, compared to $12.0 million, or $0.32 per fully exchanged and diluted share for fiscal 2015. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
2017 Outlook
For the fiscal year ending December 27, 2017, the Company is providing the following financial outlook:

▪	Raising total revenue guidance to between $349 million and $353 million (vs. $348 million and $352 million).

▪	Same-Shack sales growth between 2% and 3%, which includes approximately 1.5% to 2% of menu price increases taken in early January and nominal traffic and mix increases.

▪
Increasing our previous development plan guidance to between 22 and 23 (vs. between 21 and 22) new domestic company-operated Shacks (with average annual sales volumes of at least $3.2 million and Shack-level operating profit margins of at least 21%).

▪	Increasing to 11 net new licensed Shacks to be opened in fiscal 2017 (vs. 10 net).

▪	Shack-level operating profit margin between 26.5% and 27.5%.

▪	Increasing general and administrative expenses to between $38 million and $40 million (vs. $37 million to $39 million).

▪	Increasing depreciation expense to approximately $22 million (vs. $21 million).

▪	Interest expense between $1.6 million and $2.0 million.

▪	Adjusted pro forma effective tax rate to between 40.0% and 41.0%.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2016 financial results today at 5:00 p.m. EDT.
The conference call can be accessed live over the phone by dialing (888) 710-4015 or for international callers by dialing (913) 312-0666. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 6160783. The replay will be available until March 8, 2017.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer.
"Average unit volumes" or "AUVs" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUVs are calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUVs allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations. Effective September 28, 2016, the Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Prior period amounts have been restated to conform to the current period computation methodology.
"Adjusted pro forma net income," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
Conference Participation

Shake Shack will be presenting at the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Management Access Forum at the Encore at Wynn Las Vegas on Thursday, March 2, 2017.  Presenting from the Company will be Randy Garutti, Chief Executive Officer, and Jeff Uttz, Chief Financial Officer. The presentation will begin at 4:40 p.m. PT. The presentation will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 16 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2016, preliminary financial outlook for fiscal 2017, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements, except that the safe harbor provisions of the PSLRA do not apply to any forward-looking statements relating to the operations of any of the Company's partnerships or limited liability companies. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 28 2016		December 30 2015		December 28 2016		December 30 2015
Shack sales	$70,920	96.8%	$49,314	96.6%	$259,350	96.6%	$183,219	96.1%
Licensing revenue	2,351	3.2%	1,747	3.4%	9,125	3.4%	7,373	3.9%
TOTAL REVENUE	73,271	100.0%	51,061	100.0%	268,475	100.0%	190,592	100.0%
Shack-level operating expenses(1):
Food and paper costs	20,223	28.5%	14,429	29.3%	73,752	28.4%	54,079	29.5%
Labor and related expenses	18,900	26.6%	12,307	25.0%	65,540	25.3%	44,752	24.4%
Other operating expenses	7,471	10.5%	4,728	9.6%	24,946	9.6%	16,307	8.9%
Occupancy and related expenses	6,279	8.9%	3,959	8.0%	21,820	8.4%	15,207	8.3%
General and administrative expenses	8,291	11.3%	7,660	15.0%	30,556	11.4%	37,825	19.8%
Depreciation expense	4,273	5.8%	2,948	5.8%	14,502	5.4%	10,222	5.4%
Pre-opening costs	2,812	3.8%	1,376	2.7%	9,520	3.5%	5,430	2.8%
Loss on disposal of property and equipment	34	—%	—	—%	34	—%	17	—%
TOTAL EXPENSES	68,283	93.2%	47,407	92.8%	240,670	89.6%	183,839	96.5%
OPERATING INCOME	4,988	6.8%	3,654	7.2%	27,805	10.4%	6,753	3.5%
Other income, net	868	1.2%	7	—%	1,065	0.4%	7	—%
Interest expense	(107)	(0.1)%	(87)	(0.2)%	(374)	(0.1)%	(332)	(0.2)%
INCOME BEFORE INCOME TAXES	5,749	7.8%	3,574	7.0%	28,496	10.6%	6,428	3.4%
Income tax expense	292	0.4%	528	1.0%	6,350	2.4%	3,304	1.7%
NET INCOME	5,457	7.4%	3,046	6.0%	22,146	8.2%	3,124	1.6%
Less: net income attributable to non-controlling interests	1,537	2.1%	1,800	3.5%	9,700	3.6%	11,900	6.2%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$3,920	5.4%	$1,246	2.4%	$12,446	4.6%	$(8,776)	(4.6)%

Earnings (loss) per share of Class A common stock:
Basic	$0.16		$0.08		$0.54		$(0.65)
Diluted	$0.15		$0.07		$0.53		$(0.65)
Weighted-average shares of Class A common stock outstanding:
Basic	24,895		16,585		22,956		13,588
Diluted	36,858		17,317		23,449		13,588

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	December 28 2016	December 30 2015
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents(1)	$11,607	$70,849
Total assets	$538,194	$379,547
Total liabilities	$336,841	$222,528
Total equity	$201,353	$157,019

(1)	The decrease in cash and cash equivalents was driven by the purchase of approximately $60.3 million of marketable securities (net of sales) during the fiscal year ended December 28, 2016, which are no longer included in the cash and cash equivalents balance as of December 28, 2016.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28 2016	December 30 2015	December 28 2016	December 30 2015
SELECTED OPERATING DATA:
Same-Shack sales growth	1.6%	11.0%	4.2%	13.3%
Shacks in the comparable base	30	21	30	21

Shack system-wide sales(1)	$107,063	$75,503	$402,791	$295,257

Average weekly sales
Domestic company-operated	$90	$89	$96	$96

Average unit volumes:
Domestic company-operated	n/a	n/a	$4,981	$4,976
International licensed	n/a	n/a	$3,334	$3,413

Shack-level operating profit	$18,047	$13,891	$73,292	$52,874
Shack-level operating profit margin	25.4%	28.2%	28.3%	28.9%

Adjusted EBITDA	$11,436	$8,688	$50,234	$37,011
Adjusted EBITDA margin	15.6%	17.0%	18.7%	19.4%

Capital expenditures	$15,165	$6,790	$54,433	$32,117

Shack counts (at end of period):
System-wide	114	84	114	84
Domestic company-operated	64	44	64	44
Domestic licensed	7	5	7	5
International licensed	43	35	43	35

(1)
Shack system-wide sales is an operating measure and consists of sales from our domestic company-operated Shacks, our domestic licensed Shacks and our international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin are not necessarily equivalent to similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with our GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 28 2016	December 30 2015	December 28 2016	December 30 2015
Operating income	$4,988	$3,654	$27,805	$6,753
Less:
Licensing revenue	2,351	1,747	9,125	7,373
Add:
General and administrative expenses	8,291	7,660	30,556	37,825
Depreciation expense	4,273	2,948	14,502	10,222
Pre-opening costs	2,812	1,376	9,520	5,430
Loss on disposal of property and equipment	34	—	34	17
Shack-level operating profit	$18,047	$13,891	$73,292	$52,874

Total revenue	$73,271	$51,061	$268,475	$190,592
Less: licensing revenue	2,351	1,747	9,125	7,373
Shack sales	$70,920	$49,314	$259,350	$183,219

Shack-level operating profit margin	25.4%	28.2%	28.3%	28.9%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as net income before net interest, income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and Adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and Adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 28 2016	December 30 2015(1)	December 28 2016	December 30 2015(1)
Net income	$5,457	$3,046	$22,146	$3,124
Depreciation expense	4,273	2,948	14,502	10,222
Interest expense, net	87	80	285	325
Income tax expense	292	528	6,350	3,304
EBITDA	10,109	6,602	43,283	16,975

Equity-based compensation	1,537	1,172	5,354	4,314
Deferred rent	444	144	2,251	1,482
Loss on disposal of property and equipment	34	—	34	17
Non-recurring compensation expenses related to the IPO(2)	—	—	—	12,818
IPO-related expenses	—	—	—	635
Legal settlement	—	770	—	770
Other income related to adjustment of liabilities under tax receivable agreement	(688)	—	(688)	—
ADJUSTED EBITDA	$11,436	$8,688	$50,234	$37,011

(1)
The Company no longer excludes pre-opening costs from its computation of Adjusted EBITDA. Adjusted EBITDA for the fiscal quarter and year ended December 30, 2015 has been restated to conform to the current period computation methodology.

(2)
Non-recurring compensation expense incurred in connection with the IPO, including expense recognized upon settlement of outstanding unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 28 2016	December 30 2015	December 28 2016	December 30 2015
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$3,920	$1,246	$12,446	$(8,776)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,537	1,800	9,700	11,900
Non-recurring compensation expenses incurred in connection with the IPO(2)	—	—	—	12,818
IPO-related expenses	—	—	—	635
Legal settlement	—	770	—	770
Other income related to adjustment of liabilities under tax receivable agreement	(688)	—	(688)	—
Impact of rate change on deferred tax assets	(1,526)	—	(1,526)	—
Income tax expense(3)	7	(905)	(3,164)	(5,302)
Adjusted pro forma net income	$3,250	$2,911	$16,768	$12,045
Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	36,858	17,317	23,449	13,588
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	19,665	13,360	22,635
Dilutive effect of stock options	—	—	—	987
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,858	36,982	36,809	37,210
Adjusted pro forma earnings per fully exchanged share—diluted	$0.09	$0.08	$0.46	$0.32

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized upon settlement of outstanding awards unit appreciation rights, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 35.8% and 39.7% for the fiscal quarter and year ended December 28, 2016, respectively, and 33.0% and 41.7% for the fiscal quarter and year ended December 30, 2015, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.